Exhibit 10.12

Master Repurchase

Agreement

September 1996 Version

Dated as of:	July 18, 2006

Between	KBS TRIBECA SUMMIT, LLC, a Delaware limited liability company, as Seller

and	GREENWICH CAPITAL FINANCIAL PRODUCTS, INC, as Buyer

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

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(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

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(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance

(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not

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exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

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5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

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8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

*	Language to be used under 17 C.F.R B403.4(e) if Seller is a government securities broker or dealer other than a financial institution.
**	Language to be used under 17 C.F.R. B403.5(d) if Seller is a financial institution.

9.	Substitution

(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

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10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, bylaw or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a)

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of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)	If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

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Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

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12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination

(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

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(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

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19.	Intent

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

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(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE 1 OF 1]

BUYER:

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
a Delaware corporation

By:	/s/ Lance W. Haberin
Name:	Lance W. Haberin
Title:	Vice President

SELLER:

KBS TRIBECA SUMMIT, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION III, LLC, a Delaware limited liability company, its sole member

	By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

			By:	/s/ Charles J. Schreiber, Jr.
			Name:	Charles J. Schreiber, Jr.
			Title:	Chief Executive Officer

CONFIRMATION

TO

MASTER REPURCHASE AGREEMENT

Date of Confirmation: July 18, 2006

Reference is hereby made to that certain Master Repurchase Agreement (the “Repo Agreement”) dated as of July 18, 2006 between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (“Buyer”) and KBS TRIBECA SUMMIT, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Repo Agreement. This document (this “Confirmation”) confirms the agreement of Buyer and Seller to enter into a Transaction on the following terms:

I.	Principal Terms

	1. Buyer:	GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

	2. Seller:	KBS TRIBECA SUMMIT, LLC

	3. Purchase Date:	July 18, 2006

	4. Purchase Price:	$7,122,230.85, subject to increase in accordance with Section III(13) hereof, but not to exceed in any event $8,742,800.00.

	5. Pricing Rate:	LIBOR plus 200 basis points reset monthly; provided that, during the continuance of an Event of Default, the Pricing Rate shall be LIBOR plus 400 basis points.

	6. Repurchase Date:	July 17, 2007, or such earlier date as determined by application of the provisions of Paragraph 11 of the Repo Agreement.

	7. Price Differential:	Aggregate of Pricing Rate applied to Purchase Price for the term of the Transaction.

	8. Repurchase Price:	With respect to any Purchased Security as of any date, the price at which such Purchased Security is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the Purchase Price of such Purchased Security, less any amounts paid by Seller to Buyer, or Income received by Buyer, pursuant to Section III(1) or Section III(2) hereof, on or prior to the date of such determination on account of the Repurchase Price for such Purchased Security (other than amounts applied to the components of the Repurchase Price set forth in the following clauses (b)-(d) of this definition (the “Other Price Components”)), (b) the accrued and unpaid Price Differential with respect to such Purchased Security as of the date of such determination, and (c) all other amounts due and owing to Buyer under this Agreement and the Transaction Documents.

9. Purchased Securities:	All of Seller’s right, title and interest in that certain mezzanine loan more particularly set forth on Schedule I attached hereto, together with all Hedging Transactions, if any, related thereto. Buyer acknowledges there are no current related Hedging Transactions.

10. Buyer’s Margin Percentage:	181.82%.

11. Margin Notice Deadline:	2:00 p.m. EST.

12. Early Repurchase:	Seller shall be entitled from time to time to terminate a Transaction in whole but not in part on demand and to repurchase the Purchased Securities subject to such Transaction on any Business Day prior to the Repurchase Date (each such date of repurchase, an “Early Repurchase Date”); provided, however, that the effectiveness of each such termination shall be subject to the conditions that Seller: (i) shall have repurchased on such Early Repurchase Date, all such Purchased Securities subject to such Transaction, (ii) notifies Buyer in writing of its intent to terminate all or a portion of the Transaction and to repurchase the corresponding Purchased Securities no later than three (3) Business Days prior to the corresponding Early Repurchase Date and (iii) on such Early Repurchase Date shall have paid to Buyer an amount equal to the sum of the Repurchase Price for the corresponding Purchased Securities, and any other amounts payable under this Agreement (including, without limitation, the Early Repurchase Indemnified Amounts) with respect to such early repurchase against transfer to Seller or its agent of such Purchased Securities. Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Securities to be repurchased on such Early Repurchase Date. Any such notice delivered by Seller shall be irrevocable upon delivery to Buyer. Notwithstanding the foregoing, Seller shall have the right on any Business Day to pay to Buyer all or any portion of the Repurchase Price.

II.	Definitions. Notwithstanding anything to the contrary in the Repo Agreement or elsewhere:

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean the Repo Agreement, as supplemented by this Confirmation.

“Approved Asset Manager” shall mean KBS Capital Advisors LLC.

“Breakage Costs” shall mean, with respect to any Purchased Security, any amount necessary to compensate Buyer and any Funding Party (as defined below) for any losses or costs (not to include any lost profit or opportunity) (including, without limitation and without duplication, the costs of breaking any “LIBOR” contract, if applicable, or funding losses and any other loss or expense arising from the reemployment of funds obtained by Buyer to maintain the Transaction (or relevant portion thereof) hereunder or from fees payable to terminate the deposits from which such funds were obtained) if any Purchased Security, or any portion thereof, is repurchased for any reason whatsoever on any date other than a Payment Date. For purposes of the foregoing definition, a “Funding Party” means any bank or other entity, if any, which is indirectly or directly funding Buyer with respect to the Transaction or the Purchased Securities under this Agreement, in whole or in part, including, without limitation, any direct or indirect assignee of, or participant in, the Transaction or the Purchased Securities.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, or banking and savings and loan institutions in the State of New York or the City of New York are closed.

“Buyer’s Margin Amount” shall mean, with respect to any Purchased Security as of any date, the amount obtained by dividing the Repurchase Price (exclusive of Other Price Components) for such Purchased Security by the Buyer’s Margin Percentage.

“Determination Date” shall mean the second Business Day prior to the Payment Date.

“Early Repurchase Indemnified Amounts” shall mean, any loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) failure by Seller to terminate the Transaction in whole or in part, as the case may be, after Seller has given a notice in accordance with this Agreement of such termination or (ii) any payment of the Repurchase Price of the corresponding Purchased Securities on any day other than a Payment Date (including, without limitation and without duplication, all Breakage Costs).

“Guarantors” shall mean, collectively and jointly and severally, KBS Real Estate Investment Trust, Inc., a Maryland corporation, Charles J. Schreiber, Jr., an individual, Peter M. Bren, an individual, Peter McMillan, an individual and Keith Hall, an individual.

“Guaranty” shall mean that certain Parent Guaranty and Indemnity, of even date herewith, given by the Guarantors for the benefit of Buyer.

“Hedging Transactions” shall mean, with respect to any or all of the fixed-rate Purchased Securities, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, with Buyer or its Affiliates as counterparties or one or more other counterparties acceptable to Buyer.

“LIBOR” as of any Payment Date (including, without limitation, any Determination Date) shall mean the offered rate for United States dollars with a maturity of one month which appears on Telerate as of 11:00 a.m., City of London, England time, on the Determination Date; provided, however, that if such rate does not appear on the Dow Jones Telerate Service page 3750 (or such other page as may replace that page on that or any successor service) or if such service is no longer offered, the rate for United States dollars with a maturity of one month quoted by such other service as may be selected by Buyer.

“Margin Deficit Period” shall mean each day on which a Margin Deficit shall be in effect.

“Market Value” shall mean, with respect to each Purchased Security, on any date, the market value of such Purchased Security, as determined by Buyer in its sole discretion exercised in good faith, provided, however, that notwithstanding anything herein to the contrary, the Market Value of a Purchased Security, as of any date of determination, shall in no event exceed the lesser of (i) the price paid by Seller or its Affiliates at the time the Purchased Security is first acquired by Seller or its Affiliates, less any reduction in the principal of the Purchased Security occurring after such Purchased Security is first acquired by Seller or its Affiliates, and (ii) the outstanding principal balance of such Purchased Security as of the date Market Value is determined. The Market Value of all Purchased Securities shall be determined by Buyer its sole discretion exercised in good faith on each Business Day during the term of this Agreement, or less frequently from time to time if Buyer elects in its sole discretion.

“Permitted Transfer” shall mean the transfer or encumbrance of any indirect (but not any direct) interest in Seller (including, without limitation, the transfer or encumbrance of any interest in KBS Limited Partnership, KBS REIT Holdings LLC or in KBS Real Estate Investment Trust, Inc.) provided that such transfer or encumbrance shall not result in either or both of (a) Approved Asset Manager no longer being the sole asset manager of KBS Real Estate Investment Trust, Inc. and solely responsible for the day-to-day management, operation, direction and supervision of the operations and administration of KBS Real Estate Investment Trust, Inc. and its assets pursuant to that certain Advisory Agreement, dated as of November 8, 2005, between Approved Asset Manager and KBS Real Estate Investment Trust, Inc.; or (b) less than two (2) of any of Charles J. Schreiber, Jr., Peter M. Bren, Peter McMillan and Keith Hall continuing to control the day-to-day management, operation, direction and supervision of the operations and administration of Approved Asset Manager.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Potential Default” shall mean any event which with the passage of time or the giving of notice thereof would become an Event of Default.

“Transaction Documents” shall mean the Repo Agreement, this Confirmation, the Guaranty, any omnibus assignment(s), assignment(s), endorsement(s), allonge(s) or other document delivered by Seller or any Person to Buyer in connection with the Transaction.

III.	Miscellaneous Provisions

1. The Price Differential for each Accrual Period (as hereinafter defined) shall be paid by Seller to Buyer on the 7th day of each calendar month (each such day, a “Payment Date”) commencing on August 7, 2006. As used herein, “Accrual Period” shall mean, with respect to Seller’s payment of Price Differential to Buyer on each Payment Date, the period from and including the immediately preceding Payment Date (or with respect to the first Determination Date, the Purchase Date) to but excluding such current Payment Date. For purposes of Paragraph 5 of the Repo Agreement, all Income and all principal payments on the Purchased Securities will be payable to Buyer upon each of (i) the occurrence of a Margin Deficit and during the continuance of a Margin Deficit Period, (ii) the occurrence and during the continuance of an Event of Default with respect to Seller, and/or (iii) the occurrence and during the continuance of a Potential Default with respect to Seller, and will be applied in the following order of priority: (a) first, to pay any Price Differential then due and owing under the Repo Agreement (with respect to the Purchased Securities subject to this Confirmation and all other Securities subject to the Repo Agreement); (b) second, to pay to Buyer all other amounts then due and owing under Paragraphs 4, 5 or 11 of the Repo Agreement and under Section III(10) hereof with respect to the Purchased Securities subject to this Confirmation; (c) third, to pay to Buyer all other amounts owed under the Repo Agreement (with respect to the Purchased Securities subject to this Confirmation and all other Securities subject to the Repo Agreement); and (d) fourth, the remainder, if any, to Seller. Notwithstanding anything to the contrary contained herein or elsewhere, the parties hereto acknowledge and agree that to the extent Income on the Purchased Securities is received on a day other than a Payment Date, Buyer shall be entitled to hold such Income until the immediately succeeding Payment Date, after which Buyer shall apply such Income in accordance with the second sentence of this Section III(1). To effectuate the provisions of this Section III(1), Seller shall, on the Purchase Date, notify each servicer of a Purchased Security of the sale to Buyer effectuated by the Repo Agreement and shall direct each such servicer to comply with all directions of Buyer upon the occurrence and during the continuance of either an Event of Default or a Potential Default with respect to Seller.

2. Provided that there shall exist no Event of Default with respect to Seller or any other event which with the passage of time or the giving of notice would become an Event of Default with respect to Seller, within one (1) Business day of Seller’s or its servicer’s receipt of any and all principal payments made on the Purchased Securities, Seller shall pay or cause to be paid to Buyer an amount equal to the product of (a) such principal payment and (b) fifty-five percent (55%), which amount shall be applied by Buyer to the outstanding Repurchase Price.

3. The following paragraph shall be added to Paragraph 9 of the Repo Agreement: “(c) Notwithstanding anything to the contrary contained in the Agreement or elsewhere, Seller shall not have the right to substitute Securities for the Purchased Securities without the express written consent of Buyer.”

4. The term “Event of Default” shall, in addition to the definition set forth in Paragraph 11 of the Repo Agreement, include the following events:

(i) Seller shall fail to make any payment of any amount payable by Seller under the Repo Agreement or the Confirmation when due, including, without limitation, any Price Differential, Repurchase Price or amounts payable pursuant to Paragraph 4(a) of the Repo Agreement or any amounts due under Section III(10) hereof.

(ii) The Repo Agreement shall for any reason cease to create a valid ownership interest in, or a valid, first priority security interest in favor of Buyer in, any of the Purchased Securities purported to be covered thereby.

(iii) Seller shall fail to comply with any covenant not specifically enumerated in this Section 4(a) or in Paragraph 11 of the Repo Agreement, and such failure shall continue for 10 days after receipt of notice thereof from Buyer.

(iv) A final judgment by any competent court in the United States of America for the payment of money in an amount of at least (a) $250,000 is rendered against Seller or (b) $1,000,000 is rendered against any Guarantor, and the same remains undischarged or unpaid for a period of 30 days during which execution of such judgment is not effectively stayed.

(v) Seller dissolves, merges or consolidates with another entity unless it is the surviving party, or more than 49% of the beneficial ownership interests in Seller are transferred to one or more Persons other than Persons holding ownership interests in Seller on the date hereof (such Persons, “Existing Owners”) or Persons controlling, controlled by or under common control with such Existing Owners, or Seller sells, transfers, or otherwise disposes of more than 49% of its business or assets, in each event other than in connection with a Permitted Transfer.

(vi) Seller shall be in default under any material agreement, which default could, in Buyer’s sole good faith determination, materially and adversely affect the financial condition of Seller or the ability of Seller to perform its obligations hereunder.

(vii) Any representation or warranty made by Seller in the Repo Agreement or in this Confirmation shall have been incorrect or untrue in any material respect when made or repeated or when deemed to have been made or repeated.

(viii) Any Guarantor shall be in default under the Guaranty and such default has not been cured within the applicable grace or cure period set forth therein, or waived.

(ix) An Act of Insolvency occurs with respect to any Guarantor.

(x) The failure by Seller to deliver to Buyer within ten (10) Business Days after the date hereof the following search results for the following Persons: (a) for KBS Real Estate Investment Trust, Inc., a Maryland corporation, bankruptcy, judgment and tax lien searches in the State of Maryland, and bankruptcy, judgment, Uniform Commercial Code and tax lien searches in the State of California; (b) for each of Charles J. Schreiber, Jr., an individual, Peter M. Bren, an individual, Peter McMillan, an individual and Keith Hall, an individual, bankruptcy and judgment searches in the State of each such Person’s respective principal place of residence; (c) for Seller, bankruptcy and judgment searches in the State of Delaware, and bankruptcy, judgment, Uniform Commercial Code and tax lien searches in the State of California.

Seller shall promptly notify Buyer upon becoming aware of any Potential Default with respect to Seller.

5. Paragraph 12 of the Repo Agreement shall be deleted in its entirety and the following paragraph shall be inserted in lieu thereof:

“Buyer and Seller hereby acknowledge that they consider all transactions and agreements between them to constitute a single business and contractual relationship and to have been made in consideration of each other and this Agreement. Therefore, (a) each party hereby agrees to fulfill all of its obligations to the other party with respect to any transaction or agreement between them (“Obligations”), and each party agrees that a default in the performance of any such Obligations by it shall constitute an Event of Default with respect to it hereunder, (b) each party shall have a right of setoff against the other party for amounts owing hereunder and any other amounts or obligations owing in respect of any other agreement or transaction whatsoever between the parties hereto, and (c) payments and deliveries made by either party hereunder shall be considered to have been made in consideration of payments and deliveries made by the other party with respect to any other agreement or transaction between them, and the Obligations to make any such payments and deliveries may be applied against each other and netted. As security for the performance by each party of all its Obligations, each party hereby grants to the other a security interest in all securities and other property (and all proceeds thereof) transferred by such party to the other pursuant to this Agreement or any other transaction or agreement. With respect to defaulted Obligations which did not arise under this Agreement, such security interest may be enforced in accordance with the provisions of applicable law or Paragraph 11(d)(i) hereof (applying such Paragraph as if such defaulted Obligations were owed hereunder in respect of a Transaction in which the defaulting party is acting as Seller).”

6. Paragraph 8 of the Repo Agreement is amended by deleting the last sentence thereof and substituting the following:

“Upon the transfer of any Purchased Securities to Buyer as set forth in Paragraph 3(a) and until termination of any Transactions, provided no Potential Default or Event of Default shall have occurred, record title to such Purchased Securities and any related security may be retained by and in the name of the Seller for the sole purpose of facilitating the servicing, or the supervision of the servicing, of such Purchased Securities. Immediately upon the occurrence of a Potential Default or an Event of Default, record title to all Purchased Securities and any related security therein shall immediately vest in the name of Buyer without the need for further act by Seller or Buyer. Provided no Potential Default or Event of Default shall have occurred, Buyer shall not engage in repurchase transactions with the Purchased Securities, or otherwise sell, transfer, pledge or hypothecate the Purchased Securities (other than to Seller or Seller’s affiliates), without the prior consent of Seller, but notwithstanding any such consent, no such transaction shall relieve Buyer of its obligations to transfer such Purchased Securities to Seller pursuant to Paragraphs 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to paragraph 5 hereof.”

Nothing contained in the Repo Agreement or this Confirmation shall obligate Buyer to segregate any Purchased Securities delivered to Buyer by Seller.

7. Seller hereby makes and on and as of each date thereafter through the related Repurchase Date Seller shall be deemed to have remade, the representations and warranties to Buyer set forth on Exhibit A, Exhibit B and Exhibit C attached hereto. The representations and warranties set forth herein shall survive transfer of the Purchased Securities to Buyer and shall continue until the Repo Agreement has terminated and Seller has paid all obligations owed to Buyer under the Repo Agreement and this Confirmation.

8. Buyer’s obligation to tender the initial portion and any subsequent portion of the Purchase Price for the Purchased Securities is subject to the satisfaction of each of the following conditions:

(i) The Repo Agreement and this Confirmation shall have been duly executed and delivered to the parties thereto and be in full force and effect, free of modification, breach or waiver;

(ii) Seller shall have caused an assignment agreement in a form acceptable to Buyer to be duly executed and delivered by Seller to Buyer, which agreement shall assign and transfer to Buyer all of Seller’s right, title and interest in the Purchased Securities;

(iii) Seller shall have paid to Buyer a commitment fee in the amount of TWENTY-ONE THOUSAND EIGHT HUNDRED FIFTY-SEVEN and 00/100 DOLLARS ($21,857.00);

(iv) Seller shall have caused Buyer or its designee to have received such other documents as Buyer may have reasonably requested from Seller and such other documentation required by Buyer to evidence and secure its ownership of and interest in the Purchased Securities, including, without limitation, such opinion letters from Seller’s counsel as Buyer may request, and, only for the Prior to the initial advance of Purchase Price hereunder, evidence acceptable to Buyer that Seller has complied with the provisions of any intercreditor or co-lender agreement in respect of any Purchased Security relating to Seller’s transfer of such Purchased Security to Buyer hereunder;

(v) none of the following shall have occurred and/or be continuing:

(a) an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing mortgage securities or mortgage loans or an event or events shall have occurred resulting in Buyer not being able to finance any Transactions and/or Purchased Securities through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(b) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(c) there shall have occurred a material adverse change in the “repo market” or comparable “lending market” or in the financial condition of Buyer which effects (or can reasonably be expected to effect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

(vi) Seller shall have certified to Buyer in writing the acquisition cost of such Purchased Security (including therein reasonable supporting documentation required by Buyer, if any);

(vii) The representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date;

(viii) Prior to the initial advance of Purchase Price hereunder, Buyer shall have received the all diligence materials related to the Purchased Security and completed to Buyer’s satisfaction its due diligence review and financial modeling with respect to the loan(s) proposed to be sold to Buyer by Seller, including, without limitation, the hedging strategy, if any, and any associated Hedging Transactions relating thereto.

(ix) Prior to the initial advance of Purchase Price hereunder, Buyer shall have approved the Purchased Security in its sole discretion and Buyer shall have obtained internal credit approval for such Transaction.

9. Each of the parties hereto agrees that the Purchased Securities shall be delivered to Buyer’s custodian, LaSalle Bank National Association, pursuant to delivery instructions provided by Buyer. The parties acknowledge that LaSalle Bank National Association is a “financial institution” as defined in Section 101(2) of the U.S. Bankruptcy Code, as amended. Seller shall retain and exercise control over all decisions, modifications and remedies with respect to the Purchased Securities, provided however, that, without prior written notice to Buyer, Seller shall take no action that can reasonably be expected to materially and adversely affect the Market Value of the Purchased Security. Subject to Buyer’s approval over such matters, and provided that no Event of Default or Potential Default has occurred and is continuing with respect to Seller, Seller may, through a servicer and servicing agreement designated and approved by Buyer, participate in all dealings with (i) loan administration and routine lender approval requests and (ii) the borrower with respect to the Purchased Security. In the event of a default under or bankruptcy or insolvency event with respect to the Purchased Security, the Purchased Security may, or will at Buyer’s request, be repurchased by Seller, provided, however, that Buyer shall have sole control over the enforcement of rights and remedies if such Purchased Security is not repurchased by Seller within ten (10) Business Days after such default under or bankruptcy or insolvency event with respect to the Purchased Security.

10. As partial consideration for Buyer’s agreement contained herein, Seller agrees to pay on demand (i) all reasonable costs and expenses of Buyer in connection with the preparation, execution, delivery, administration, modification and amendment of the Transaction Documents (including, without limitation, all due diligence and collateral review fees and expenses of Buyer and the reasonable fees and expenses of its counsel) and (ii) all costs and expenses of Buyer in connection with the enforcement of the Transaction Documents (including, without limitation, the fees and expenses of counsel for Buyer).

11. Seller shall provide Buyer with the following financial and reporting information:

(a) within 10 days after the last day of each calendar quarter, any and all property level financial information with respect to the Purchased Securities that is in the possession or control of Seller or an Affiliate, or such other information as may be mutually determined and agreed upon in writing by both Buyer and Seller, including, without limitation, rent rolls and income statements, in all events in electronic form; and

(b) Within 45 days after the last day of each calendar quarter, Seller’s unaudited statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, and certified as being true and correct by an officer’s certificate.

12. Paragraph 6 of the Repo Agreement is amended by inserting the phrase “for commercial and creditor’s rights purposes” immediately after the word “intent” in the first line thereof. In addition the following sentence shall be added at the end of the existing text of Paragraph 6 of the Repo Agreement:

“Notwithstanding the foregoing, the parties acknowledge that, prior to a Potential Default or an Event of Default, each Transaction will be treated as a financing for federal and state tax purposes.”

13. From time to time, Buyer shall, subject to the terms hereof, advance to Seller additional advances of the Purchase Price for the Purchased Security (each, an “Advance”, and, collectively, the “Advances”) in accordance with, and subject to, the terms of this Section III(13). Each Advance shall be deemed Purchase Price for all purposes of this Confirmation and the Repo Agreement. Upon the making of each Advance, Seller and Buyer shall execute an addendum to this Confirmation, in the form attached hereto as Schedule IV, which shall set forth the then-current Purchase Price for the Purchased Securities. Unless Buyer agrees in its sole and absolute discretion in writing to more frequent Advances, Advances shall not be made more frequently than once in any calendar month. No Advance shall be made by Buyer, and Seller shall have no right to obtain any Advance, in the event that a Potential Default or an Event of Default shall have occurred and be continuing. Seller shall deliver to Buyer written requests for Advances (each, an “Advance Request”) in the form attached hereto as Schedule III, at least five (5) Business Days prior to the date of the requested Advance. All Advance Requests shall contain the following materials, each as defined in the Loan Agreement (as defined on Schedule I hereto) (collectively, the “Advance Documents”): the Borrower’s Draw Request accompanied by all materials required by the Loan Agreement to be submitted therewith. Each Advance Request shall specify the amount of the Advance and the Business Day for which the Advance is requested. If Buyer objects to an item (or portion thereof) included in any Advance Request, then Buyer shall promptly notify Seller of Buyer’s specific objection(s) and Seller shall deliver to Buyer such additional information or explanation relating to Buyer’s objection as Buyer requests from Seller as soon as is practicable but in no event later than the date of the next Advance request hereunder. Except as otherwise previously or concurrently disclosed to Buyer in writing, each Advance Request by Seller shall be deemed to ratify and confirm that all representations and warranties in this Confirmation and in the Repo Agreement remain true and correct as of the date of the Advance Request (except as previously disclosed to and waived by Buyer in writing) and that, except as disclosed to Buyer in writing, Seller has obtained any and all diligence materials, certifications, consents and/or approvals required under the Loan Agreement in respect of the making of an advance under the Loan Agreement to the Borrower and, to Seller’s knowledge except as disclosed to Buyer in writing, Borrower (as defined on Schedule I hereto) has otherwise fully complied with all conditions to such advance and is entitled to receive such advance under the Loan Agreement, and Seller’s acceptance and use of the funds so advanced shall be deemed to ratify and confirm that all such representations and warranties remain true and correct on the date of such Advance (except as previously disclosed to and waived by Buyer in writing) and that, except as disclosed to Buyer in writing, all such diligence materials, certifications, consents and/or approvals under the Loan Agreement have been obtained prior to the date of such Advance and, to Seller’s knowledge except as disclosed to Buyer in writing, Borrower has otherwise fully complied with all, and Seller has not waived any of, the conditions to such advance and Borrower is entitled to receive such advance under the Loan Agreement. Notwithstanding any provision of this Confirmation or the Repo Agreement to the contrary, Seller covenants, acknowledges and agrees that Seller has, and retains subsequent to the date hereof, the sole obligation to fund to the Borrower any future advances of the Loan (as defined on Schedule I hereto) pursuant to the terms of the Loan Agreement and Buyer has and shall have no obligation to fund any future advances of the Loan and shall have no liability to Seller, Borrower or otherwise for any refusal or failure to make an Advance hereunder.

14. Paragraph 4(c) of the Repo Agreement is amended in its entirety to read as follows:

“If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on the second (2nd) Business Day following such notice.”

15. Paragraph 11(d)(i) of the Repo Agreement is amended by deleting the phrase “at such price or prices as the nondefaulting party may reasonably deem satisfactory” from the third line of clause (A) and by deleting clause (B) in its entirety.

16. The acknowledgements and agreements in subpart (1) of the last sentence of Paragraph 11(d) of the Repo Agreement are expressly agreed to be inapplicable to the Transactions. In addition, in subpart (2) of Paragraph 11(d) of the Repo Agreement, the terms “good faith” shall be added after the term “sole”.

17. This Confirmation may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

18. In the event there are any inconsistencies between the terms and provisions of the Repo Agreement and this Confirmation, the terms and provisions of this Confirmation shall govern.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CONFIRMATION TO MASTER REPURCHASE AGREEMENT]

Agreed:					Agreed:

KBS TRIBECA SUMMIT LLC, a Delaware limited liability company, as Seller					GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Buyer
By:	KBS REIT ACQUISITION III, LLC,
	a Delaware limited liability company, its sole member				By:	/s/ Lance W. Haberin
					Name:	Lance W. Haberin
					Title:	Vice President
	By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its general partner

			By:	/s/ Charles J. Schreiber, Jr.
			Name:	Charles J. Schreiber, Jr.
			Title:	Chief Executive Officer

EXHIBIT A

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller represents, warrants and covenants, as of the date hereof and as of each day during the term of the Agreement, as follows:

For purposes of Exhibit A, Exhibit B and Exhibit C, the following terms shall have the following meanings:

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Sections 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(l1) of ERISA and Section 412(c)(ll) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“First Mezzanine Lender” means SunAmerica Life Insurance Company.

“First Mezzanine Loan” means that certain Twenty-Five Million Dollar ($25,000,000.00) mezzanine loan made by First Mezzanine Lender to 415 Greenwich Senior Mezzanine Owner, LLC, which is (i) secured by a pledge of 415 Greenwich Senior Mezzanine Owner, LLC’s interest in the fee owner of the underlying real estate, and, (ii) wholly owned by the debtor under the Purchased Security Documents.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Purchased Security Documents” shall mean, with respect to a Purchased Security, the documents evidencing and/or comprising the Purchased Security.

“Purchased Security File” shall mean the Purchased Security Documents required to be delivered to Buyer or its designee (including the custodian) pursuant to the Repo Agreement and this Confirmation.

“Purchased Security Schedule” shall mean Schedule I attached hereto which comprises the Purchased Security.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

(a) Repurchase Agreement Representations. Seller represents and warrants that each of the representations and warranties specified in Paragraph 10 of the Repo Agreement are true and correct as to Seller.

(b) Accuracy of Information. The documents and information provided by Seller to Buyer in connection with the Repo Agreement or the Transactions thereunder, taken as a whole, do not contain any statement of material fact with respect to Seller or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller that would render any of such documents or information, taken as a whole, untrue or misleading in any material respect.

(c) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in a material adverse effect upon the Market Value of the Purchased Securities or the ability of Seller to perform its obligations under the Transaction Documents.

(d) Solvency: Fraudulent Conveyance. Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, Seller will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not entering into the Transaction with any intent to hinder, delay or defraud any of its creditors.

(e) Investment Company Act Compliance. Seller is not required to be registered as an “investment company” as defined under the Investment Company Act.

(f) Taxes. Seller has filed all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by Seller, to the extent that such taxes have become due (other than those being contested in good faith and for which adequate reserves have been established). Any taxes, fees and other governmental charges payable by Seller in connection with the Transaction and the execution and delivery of the Transaction Documents have been paid.

(g) Chief Executive Office. The chief executive office of Seller is located at c/o KBS Capital Advisors LLC, 620 Newport Center Drive, Newport Beach, California 92660.

(h) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Securities pursuant to the Repo Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of the Purchased Securities pursuant to the Repo Agreement, such commission or compensation shall have been paid in full by Seller.

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under the Repo Agreement and the other Transaction Documents.

(j) Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws and limitations on creditors’ rights generally and to equitable principles.

(k) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the formation, organizational or other governing documents of Seller, (ii) any contractual obligation to which Seller is now a party, or by which it is bound or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Securities and for the performance of its obligations under the Transaction Documents.

(l) Litigation: Requirements of Law. Except as disclosed to Buyer in writing, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller, or which may have an adverse effect on the validity of the Transaction Documents or the Purchased Securities or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(m) Good Title to Purchased Securities. Immediately prior to the purchase of any Purchased Securities by Buyer from Seller, such Purchased Securities are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(l) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Securities to Buyer and, upon transfer of such Purchased Securities to Buyer, Buyer shall be the owner of (or shall hold a valid first priority security interest in) such Purchased Securities free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Securities, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Securities and proceeds thereof, and Buyer shall have a valid, perfected first priority security interest in the Purchased Securities and proceeds thereof.

(n) No Default. No Default or Event of Default exists under or with respect to the Transaction Documents.

(o) No Fraudulent Transfer. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(p) Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(q) Ownership. Set forth on Schedule II attached hereto is a true, complete and correct ownership chart for Seller.

(r) Organizational Documents. Seller has delivered to Buyer certified copies of its formation, organizational and other governing documents, together with all amendments thereto.

(s) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Securities, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Securities, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Securities.

(t) Taxes. Seller has filed or caused to be filed all income and other tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(u) ERISA. Seller does not have any Plans and makes no contributions to any Plans or any Multiemployer Plans.

(v) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(w) Financial Information. All financial data concerning Seller and, to Seller’s knowledge, the Purchased Securities that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or, to Seller’s knowledge, the Purchased Securities, or in the results of operations of Seller, which change is reasonably likely to have a material adverse effect on Seller.

(x) Selection Process. The Purchased Securities were selected from among the outstanding assets owned by Seller and its Affiliates as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

(y) No Prohibited Persons. Neither Seller nor any of its officers, directors, partners or members, an entity or person (or to Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING PURCHASED SECURITIES

Seller represents, warrants and covenants, as of the date hereof and as of each day during the term of the Agreement, as follows:

1. No Default or Dispute Under Purchased Securities Documents. To Seller’s knowledge, there exists no material default, breach, violation or event of acceleration (and no event which, with the passage. of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Securities, in any such case to the extent the same materially and adversely affects the value of the Purchased Securities and the related underlying collateral.

2. No Offsets, Defenses or Counterclaims. To Seller’s knowledge, there is no valid offset, defense or counterclaim to the Purchase Securities.

3. Enforceability. The loan documents evidencing and securing the Purchased Securities (the “Purchased Security Documents”) have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Securities are not usurious. Seller has fully and validly perfected all security interests created or intended to be created pursuant to the Purchased Security Documents.

4. Waivers and Modifications. To Seller’s knowledge, the terms of the related Purchased Security Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument which is included in the related Purchased Security File).

5. Valid Assignment. The assignment of the Purchased Securities constitutes the legal, valid and binding assignment of such Purchased Securities from Seller to or for the benefit of Buyer. No consent or approval by any third party is required for any such assignment of such Purchased Securities, for Buyer’s exercise of any rights or remedies under the assignment of the Purchased Securities, or for Buyer’s sale or other disposition of such Purchased Securities if Buyer acquires title thereto, other than consents and approvals which have been obtained. To Seller’s knowledge, no third party (including underlying real property owner and underlying real property mortgagee) holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind on account of the occurrence of any of the foregoing. To Seller’s knowledge, no other impediment exists to any such transfer.

6. Certain Representations and Warranties. To Seller’s actual knowledge, all representations and warranties contained in the Purchased Security Documents are true and correct in all material respects.

7. Parties Authorized. To the extent required under applicable law as of the date of Buyer’s purchase of the Purchased Securities from Seller, each party to the Purchased Security Documents was authorized to do business in the jurisdiction in which the related underlying real property is located at all times when it held the Purchased Securities to the extent necessary to ensure the validity and enforceability of such Purchased Securities.

8. No Advances of Funds. No party to the Purchased Security Documents has advanced funds on account of any default under the Purchased Securities or under the underlying real property mortgage documents.

9. Servicing. The servicing and collection practices used by, or on behalf of, Seller for the Purchased Securities have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable loans.

10. No Assignment. Seller has not effectuated any transfer, sale, assignment, hypothecation, or other conveyance of any of its rights and obligations under any Purchased Security Document, except in connection with the Repo Agreement.

11. No Bankruptcy. To Seller’s actual knowledge, none of the following parties is a debtor in any state or federal bankruptcy or insolvency proceeding: Seller or any borrower under any Purchased Security Document.

EXHIBIT C

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING PURCHASED SECURITIES

Seller represents, warrants and covenants, except as disclosed on Schedule V attached hereto, as of the date hereof and as of each day during the term of the Agreement, as follows:

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED SECURITY

WHICH IS A MEZZANINE LOAN

1) Purchased Security Information. The information set forth in the Purchased Security Schedule delivered to Buyer is complete, true and correct in all material respects.

2) Equity Pledges. The pledge of ownership interests securing such Purchased Security relates to direct or indirect equity or ownership interests in the underlying real property owner (so that, except for the equity interests pledged to Seller, and the equity interests pledged in favor of First Mezzanine Lender under the First Mezzanine Loan, there are no direct or indirect equity or ownership interests in underlying real property owner or in any constituent entity) and has been perfected in favor of Seller as mezzanine lender.

3) Lockbox. The lockbox administrator, if any, is not an Affiliate of Seller.

4) Certain Representations and Warranties. To Seller’s knowledge, all representations and warranties in the Purchased Security Documents and in the First Mezzanine Loan documents are true and correct in all material respects.

5) Parties Authorized. To the extent required under applicable law as of the Purchase Date, each party to the Purchased Security Documents was authorized to do business in the jurisdiction in which the related underlying real property is located at all times when it held the Purchased Security to the extent necessary to ensure the validity and enforceability of such Purchased Security.

6) No Advances of Funds. No party to the Purchased Security Documents has advanced funds on account of any default under the Purchased Security or under the First Mezzanine Loan documents.

7) Servicing. For each Purchased Security that has been originated prior to the Purchase Date, the servicing and collection practices used by the Seller have been in all material respects legal, proper and prudent and have met customary industry standards for servicing of commercial loans for conduit programs.

8) No Assignment. Seller has not effectuated any transfer, sale, assignment, hypothecation, or other conveyance of any of its rights and obligations under any Purchased Security Document, except in connection with the Agreement.

9) No Bankruptcy. To Seller’s actual knowledge, none of the following parties is a debtor in any state or federal bankruptcy or insolvency proceeding: Seller; underlying real property owner; underlying real property mortgagee; the borrower under the First Mezzanine Loan or the First Mezzanine Lender.

10) First Mezzanine Loan. To Seller’s actual knowledge, all of the following representations and warranties regarding the First Mezzanine Loan that is senior to the Purchased Security are true, correct and complete in all material respects:

i. Legal Compliance – Origination. As of the date of its origination, such First Mezzanine Loan complied in all material respects with, or was exempt from, all applicable requirements of federal, state or local law relating to the origination of such loan.

ii. Payment Record. No scheduled payment of principal and interest under the First Mezzanine Loan was 30 days or more past due as of the Purchase Date without giving effect to any applicable grace period, and the First Mezzanine Loan was not 30 days or more delinquent in the twelve-month period immediately preceding the Purchase Date.

iii. Equity Pledges. The pledge of ownership interests securing such First Mezzanine Loan relates to direct or indirect equity or ownership interests in the underlying real property owner (so that, except for the equity interests pledged to Seller, there are no direct or indirect equity or ownership interests in underlying real property owner or in any constituent entity) and has been perfected in favor of the First Mezzanine Lender.

iv. Loan Status; Waivers and Modifications. None of the terms of any loan document related to the First Mezzanine Loan have been waived, altered or modified in any respect, except by written instruments.

v. First Mezzanine Loan Document Status. Each of the loan documents that evidences or secures the First Mezzanine Loan and that was executed by or on behalf of the related borrower is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and, to Seller’s knowledge, there is no valid defense, counterclaim or right of offset or rescission available to the related borrower with respect to such First Mezzanine Loan documents, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

vi. Escrow Deposits. All escrow deposits and payments relating to the First Mezzanine Loan that are, as of the Purchase Date, required to be deposited or paid to mortgagee have been so deposited or paid.

vii. Compliance with Usury Laws. The First Mezzanine Loan (exclusive of any default interest, late charges or prepayment premiums) complied with, or is exempt from, all applicable usury laws in effect at its date of origination.

viii. Cross-collateralization; Cross-default. The First Mezzanine Loan is not cross-collateralized or cross-defaulted with any loan other than as disclosed to Buyer in writing.

ix. No Material Default. To Seller’s knowledge, there exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the First Mezzanine Loan, in any such case to the extent the same materially and adversely affects the value of the First Mezzanine Loan. No Person or party other than the holder of such First Mezzanine Loan may declare any event of default or accelerate the related indebtedness under the First Mezzanine Loan documents.

x. Actions Concerning First Mezzanine Loans. To the knowledge of Seller, there are no actions, suits or proceedings pending or threatened before any court, administrative agency or arbitrator concerning the First Mezzanine Loan that might adversely affect title to the collateral therefor or the validity or enforceability of the related First Mezzanine Loan documents or that might materially and adversely affect the value of the collateral as security for the First Mezzanine Loan.

xi. Servicing. The servicing and collection practices used by the First Mezzanine Lender have been in all material respects legal, proper and prudent and have met customary industry standards for servicing of commercial mortgage loans for conduit programs.